Exhibit 10.19

NuWave Solutions Holdings, LLC

c/o AE Industrial Partners, LLC

2500 N. Military Trail, Suite 470

Boca Raton, Florida 33431

May 22, 2020

Attention: Mr. Reginald Brothers

Re: Employment Offer

Dear Reginald:

On behalf of AE Industrial Partners Fund II, L.P. (“AE”), we are pleased to present this offer letter to you (this “Agreement”) summarizing the details related to the offer of employment for the position of Chief Executive Officer of NuWave Solutions Holdings, LLC (the “Company”). Subject to your timely execution of this Agreement and the successful completion of a transaction with NuWave Solutions, LLC (the “Target Company”), your employment with the Company will commence immediately after the closing of the acquisition of the Target Company (the “Effective Date”). This Agreement will be binding immediately upon its timely execution by you.

Title

Your title and position will be Chief Executive Officer, reporting directly to the Board of Managers of the Company.

Location

You will be headquartered at the Company’s office in McLean, VA.

Compensation

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Base Salary – Effective on the Effective Date, your base salary will be $300,000 (USD) per year, less applicable withholdings, that will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You should note that the Company may modify job titles and benefits from time to time as it deems necessary, in its sole discretion. There will be an opportunity for your compensation to increase as the Company continues to grow and meet its growth objectives, and your compensation will be reevaluated periodically for such increases, at the sole discretion of the Board of Managers of the Company.

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Annualized Bonus – You will be eligible to receive an annual bonus in an amount up to 70% of your base salary, the final amount of which will be dependent upon achievement of business goals, at the sole discretion of the Board of Managers of the Company.

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Incentive Equity – Upon the approval and establishment of a Management Incentive Equity Plan of the Company, you will be granted incentive units of the Company amounting to 15% of the management incentive equity pool, which translates to 1.5% of the total equity of the Company based off AE’s estimated initial investment (the “Grant”). The Grant will set forth applicable vesting and forfeiture terms and any other terms and conditions deemed necessary or desirable to drive Company success. In addition, you may be eligible to receive additional equity or long-term incentive awards under any other applicable incentive plan adopted by the Company pursuant to which other c-suite employees are generally eligible to receive such awards. The level of your participation in such plan(s), if any, shall be determined in the sole discretion of the Board of Managers of the Company from time to time.

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Benefits – As a Company employee, as of the Effective Date, you shall be eligible to participate in any employee benefit plans, including any tax-qualified retirement plan, currently and hereafter maintained by the Company of general applicability to other similarly situated Company c-suite employees.

Employment Relationship

The Company looks forward to a beneficial and productive relationship. Nevertheless, your employment with the Company will be for no specific period and you or the Company may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without notice and for any reason or no particular reason, and without the need to make any additional payments, except as expressly set forth below in the section of this Agreement titled “Termination Without Cause”. Although your compensation and benefits may change from time to time, the nature of your employment as described in this paragraph and the section below titled “Termination” may only be changed by an express written agreement approved by the Board of Managers of the Company and signed by another executive of the Company and you. Your employment will be subject to the Company’s personnel policies and procedures in effect from time to time.

Termination

•	Definitions. As used in this Agreement:

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“Cause” means, with respect to you, one or more of the following, as determined by the Board of Managers of the Company in its sole discretion: (i) the commission of a felony or other crime involving moral turpitude; (ii) the commission of any act or omission involving moral turpitude, dishonesty or fraud; (iii) the commission of any act or omission which is significantly injurious to the Company or any of its subsidiaries or other affiliates; (iv) reporting to work under the influence of alcohol or illegal drugs, or the use of illegal drugs or the illegal use of legally controlled substances (whether or not at the workplace) or other conduct causing the Company or any of its subsidiaries or other affiliates public disgrace or disrepute or significant economic harm, whether if in conjunction with the performance of any duties for the Company or any of its subsidiaries or other affiliates, or otherwise; (v) failure to perform duties as reasonably directed by the Board of Managers of the Company; (vi) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries or other affiliates to the disadvantage or detriment of the Company or any of its subsidiaries or other affiliates; (vii) breach of any fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or other affiliates; or (viii) any breach of the provisions set forth in Appendix A to this Agreement or any other material breach of this Agreement or any policies or procedures of the Company.

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“Disability” means your inability to perform your essential job duties, with or without a reasonable accommodation that does not impose an undue hardship, with the Company for sixty (60) consecutive days or for a total of ninety (90) days in any twelve (12)-month period, in either case, as a result of a mental or physical impairment.

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“Liquidity Event” means (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all, substantially all, or a majority of the assets of (x) the Company or (y) any of its subsidiaries (in each case, including by way of merger, consolidation, recapitalization, reorganization or sale of securities), (ii) a transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities) the result of which is that the equityholders of the Company or the equityholders of any subsidiary of the Company are, after giving effect to such transaction (or series of related transactions), no longer, in the aggregate, the beneficial owners of more than 50% of the voting power of the outstanding voting securities of the Company or such subsidiary, or (iii) a sale of the equity interests of the Company or any of its subsidiaries to the public pursuant to an offering registered under the Securities Act and filed with the Securities and Exchange Commission.

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Termination Without Cause. If you incur a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during your period of employment by the Company (the “Employment Period”) by reason of a termination of your employment by the Company without Cause (other than by reason of your resignation, death or Disability), (1) you shall be entitled to receive your base salary (as in effect on the date of the Separation from Service) for a period of six (6) months following the date of your Separation from Service, which shall be paid in accordance with the normal payroll practices of the Company (the “Severance Payments”) and (2) the “Post-Employment Restricted Period”, as such term is used in Appendix A, shall mean a period of six (6) months immediately following the last day of your Employment Period. Notwithstanding the foregoing: (x) it shall be a condition to your right to receive the Severance Payments that you execute and deliver to the Company an effective general release of claims in a form prescribed by the Company (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the date of your Separation from Service and that you not revoke such Release during any applicable revocation period, and (y) in the event you breach any of the provisions set forth in Appendix A, the Company shall not be obligated to pay, and you shall not have any right to receive, any further Severance Payments. Upon execution and delivery of the Release, payment of the Severance Payments shall begin no later than ninety (90) days after the date of your Separation from Service. Notwithstanding the foregoing, if the above-referenced 90-day period begins in one taxable year for you and ends in a second taxable year for you, the Severance Payments shall begin in the second taxable year (and within such 90-day period) as required under Code Section 409A.

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Resignation in Connection with a Liquidity Event. If you incur a Separation from Service during the Employment Period by reason of your resignation and such resignation occurs within 120 days of a Liquidity Event, the “Post-Employment Restricted Period”, as such term is used in Appendix A, shall mean a period of twenty-four (24) months immediately following your Employment Period. For the avoidance of doubt, the Company shall not owe you any payments in connection with such resignation.

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Other Resignation or Termination. If you incur a Separation from Service during the Employment Period by reason of the Company’s termination of you for Cause, your resignation (that does not occur within 120 days of a Liquidity Event), your Disability or for any other circumstances other than those described above under the headings “Termination Without Cause” or “Resignation in Connection with a Liquidity Event”, the “Post-Employment Restricted Period”, as such term is used in Appendix A, shall mean a period of six (6) months immediately following your Employment Period. For the avoidance of doubt, the Company shall not owe you any payments in connection with such Separation from Service.

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Six-Month Delay. To the maximum extent permitted under Section 409A of the Code, the Severance Payments are intended to comply with the “separation pay exception” under Treas. Reg. § 1.409A-l(b)(9)(iii). To the extent the overall amount and/or timing of Severance Payments do not qualify for the “severance pay exception,” then notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation the Severance Payments, shall be paid to you during the six (6)-month period following your Separation from Service if the Company determines that paying such amounts at the time or times indicated in this

Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such delay period (without interest).

Restrictive Covenants

By execution of this Agreement, you agree to be bound by the provisions set forth in Appendix A attached hereto, including the confidentiality, invention assignment and restrictive covenants set forth therein, which Appendix A is incorporated into this Agreement by reference as if fully set forth herein. The Company agrees to be bound by the non-disparagement provision set forth in Appendix A.

Employment Taxes

All payments made pursuant to this Agreement shall be subject to withholding of applicable deductions and withholdings for income and employment taxes. The Company shall not be obligated to compensate you or provide you with any gross-up amounts for any taxes, including excise or other federal and state taxes owed by you as a result of such payments.

Pre-Employment Documentation

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

No Conflicts

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. This includes the existence of any restrictive covenant agreements you may have with any prior employer. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position.

Code Section 409A Compliance

It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Code and to the extent that the requirements of Section 409A of the Code are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A of the Code. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A of the Code each installment shall be treated as a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year; (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

Miscellaneous

To accept the Company’s offer, please sign and date this Agreement in the space provided below. This Agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or preemployment negotiations, whether written or oral, or during the period during which you served as a consultant to the Company. This Agreement, including, but not limited to, its “Employment Relationship” and “Termination” provisions, may not be modified or amended except by a written agreement that is approved by the Board of Managers of the Company and signed by another executive of the Company and you. This Agreement will terminate if it is not accepted, signed and returned by you by May 29, 2020.

Reginald, we are very excited about your becoming Chief Executive Officer and I look forward to you joining our team. We have a great opportunity to take the Company to a new level of performance.

Sincerely,

NUWAVE SOLUTIONS HOLDINGS LLC

By:	/s/ Kirk Konert

Name:	Kirk Konert
Title:	President

Agreed to and accepted:

I have read and understood, and I accept all the terms of this Agreement. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and I understand that this Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement.

Signature:	/s/ Reginald Brothers

Printed Name: Reginald Brothers
Date: 5/27/20

Appendix A

1. Restrictive Covenants. You (the “Executive”) acknowledge that in the course of Executive’s employment with the Company, the Executive will become familiar with the trade secrets and other Confidential Information (as defined below) of the Company, its subsidiaries and its affiliates (collectively, the “Company Parties”) and that the Executive’s services will be of special, unique and extraordinary value to the Company Parties. Therefore, the Executive agrees that, in order to protect and preserve the trade secrets, Confidential Information, and customer and client relationships and goodwill of the Company (collectively, the “legitimate business interests”), it is reasonably necessary for the Executive to agree to certain restrictions as set forth in this Appendix A. The Executive agrees that: (1) the length of time of the restrictions in this Appendix A is reasonable; (2) the geographic area covered by the restrictions of this Appendix A is reasonable; (3) the restrictions of this Appendix A afford fair protection to the Company Parties; (4) the extent of the restraint on the Executive under this Appendix A is reasonably necessary for the protection of the legitimate business interests of the Company Parties; (5) that the restrictions of this Appendix A do not interfere with the public interest; and (6) the restrictions in this Appendix A are supported by good and valuable consideration. To the extent Executive interacts with, performs services for, serves as an officer, director or manager of, or receives or has access to Confidential Information of any Company Party in addition to the Company, the definition of “Company” for purposes of this Appendix A shall also include any such additional Company Party.

(a) Confidential Information.

(i) The Executive acknowledges that the information, observations and data (including trade secrets) previously obtained, or to be obtained, by him during the course of Executive’s employment with the Company (and/or other Company Parties) concerning the business or affairs of the Company Parties or their predecessors and their respective affiliates (“Confidential Information”) are the property of the Company (or such other Company Parties or affiliates, as applicable), including information concerning acquisition opportunities in, or reasonably related to, the Company’s business or industry of which the Executive becomes or has become aware during such employment. Therefore, the Executive agrees that the Executive will not disclose or use any Confidential Information for any purpose other than for the benefit of the Company Parties in connection with the Executive’s performance of duties under this Agreement, unless and to the extent that the Confidential Information is required to be disclosed pursuant to any applicable law or court order.

(ii) The Executive acknowledges that all client and customer lists, supplier lists, discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to any Company Party’s or any of their respective affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by any Company Party or any of their predecessors (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such applicable other Company Party, and the Executive acquires no proprietary interest in the Work Product. The Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such applicable other Company Party. Any copyrightable work prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such applicable other Company Party shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to such Company Party all right, title, and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall promptly disclose such Work Product and copyrightable work to the board of managers of the Company and perform all actions reasonably requested by such board of managers of the Company (whether during or after the Executive’s employment with the Company) to establish and confirm such Company Party’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(iii) The Executive understands that the Company Parties and their respective affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of such Company Party and/or affiliate to maintain the confidentiality of such information and to use it only for certain limited purposes. Without in any way limiting the provisions of Appendix A(a)(i) above, the Executive will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than personnel, representatives and consultants of the Company Parties who need to know such information in connection with their work for the Company Parties) or use, except in connection with the Executive’s work for the Company Parties, Third Party Information unless expressly authorized by the board of managers of the Company in writing.

(iv) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should Executive file a lawsuit for retaliation by an employer for reporting a suspected violation of law Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(b) Return of Company Property. The Executive will deliver to the Company at the termination or expiration of his employment with the Company, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts, Confidential Information, Work Product, software, documents and data (and all electronic, paper or other copies thereof) belonging to any Company Party or any of their respective affiliates, which the Executive may then possess or have under the Executive’s control.

(c) Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Executive’s employment with the Company) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning any Company Party, or its respective affiliates, directors, officers, shareholders, employees, agents, attorneys, successors or assigns. The Company agrees that it will not at any time (whether during or after the Executive’s employment with the Company) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Notwithstanding the foregoing, it shall not be deemed a violation Section 1(c) if the Executive or the Company makes truthful statements (i) that are required by any applicable law or (ii) in connection with any legal process.

(d) Non-Competition and Non-Solicitation.

(i) During the Employment Period and the applicable Post-Employment Restricted Period (collectively, the “Restricted Period”), the Executive shall not engage or participate, directly or indirectly, as principal, agent, executive, director, manager, officer, proprietor, joint venturer, trustee, employee, employer, consultant, stockholder, equityholder, partner or in any other capacity whatsoever, in the conduct or management of, or fund, invest in, lend to, own any stock or any other equity or debt investment in, or provide any services of any nature whatsoever to or in respect of, any business that is competitive with or in the same line of business as the Business (as hereinafter defined) within the Restricted Territory (as hereinafter defined), provided that nothing herein shall prevent the Executive from making, or continuing any existing or future, passive investments of less than two percent (2%) of the outstanding stock of any publicly-traded company. For purposes of this Appendix A: (A) “Business” means all activities conducted or in planning by Company Parties or any of their subsidiaries during the Employment Period; and (B) “Restricted Territory” means the United States of America.

(ii) During the Restricted Period, the Executive shall not, directly or indirectly, for the benefit of the Executive or for the benefit of any Person other than any Company Party, (A) solicit, or assist any Person to solicit, any officer, director, manager, executive, employee or consultant of any Company Party or any of their respective affiliates to leave his employment, (B) hire or cause to be hired any Person who is then, or who will have been at any point in time during the Restricted Period, an officer, director, manager, executive, employee or consultant of any Company Party or any of their respective affiliates, or (C) engage or cause to be engaged any Person who is then, or who will have been at any point in time during the Restricted Period, an officer, manager, director, executive, employee or consultant of any Company Party or any of their respective affiliates as a partner, contractor, sub-contractor or consultant.

(iii) During the Restricted Period, the Executive will not, directly or indirectly (A) solicit, or assist any Person to solicit, any Person that is an existing or potential client, customer or supplier of any Company Party or any of their respective affiliates, or has been a client, customer or supplier of any Company Party or any of their respective affiliates during the prior twelve (12) months, to provide any products and/or services competitive with those provided by any Company Party or (B) interfere with any of the business relationships of any Company Party or any of their respective affiliates with any potential client, customer or supplier or any client, customer, or suppler that has transacted business with the Company Party within the prior twelve (12) months. Following the Employment Period, Executive agrees and covenants that Executive shall not use the trade secrets or Confidential Information of any Company Party or any of their respective affiliates to directly or indirectly solicit the clients, customers or suppliers of any Company Party or any of their respective affiliates, or to interrupt, disturb or interfere with the relationships of any Company Party or any of their respective affiliates with their clients, customers or suppliers, including potential client, customers and suppliers and those clients, customers and suppliers with whom the Company Party has transacted business within the prior twelve (12) months. For purposes of this paragraph, a “potential client, customer or supplier” is one to whom a Company Party has made a proposal within the prior six (6) months to engage in business together.

(e) The Executive acknowledges that the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions are reasonably necessary for the protection of the Company Parties’ legitimate business interests and are a significant element of the consideration hereunder.

(f) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Appendix A is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Appendix A shall be enforceable as so modified to cover the maximum duration, scope or area permitted by law.

(g) In order to assure the Company that the Company will retain the value of its operations, the Executive covenants not to utilize the Executive’s special knowledge of such business operations and the Executive’s relationships with customers and suppliers to compete with any Company Party or any of their respective affiliates. The Executive further acknowledges that: (A) the Executive is engaged in, is knowledgeable about, and provides services in connection with all aspects of the Business; (B) the agreements and covenants contained in this Appendix A are reasonably necessary to protect the value and goodwill of the Business; and (C) the provisions contained in this Appendix A are integral to the transactions set forth in the Agreement to which this Appendix A is attached and that the Company would not enter into such transactions without the protections afforded by this Appendix A.

(h) Remedies. This Appendix A shall be governed and construed in accordance with the statutory and decisional law of the State of Florida, without regard to conflicts of laws. Executive consents and agrees that if he violates any covenants contained in this Appendix A, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company shall be entitled to an injunction restraining Executive from committing or continuing any such violation of this Appendix A. Nothing in this Appendix A shall be construed as prohibiting the Company from pursuing any other remedy or remedies including, without limitation, recovery of damages. Executive acknowledges that the Company Parties and their respective affiliates are express third-party beneficiaries of this Appendix A and that they may enforce these rights and this Appendix A as third party beneficiaries. These restrictive covenants shall be construed as independent agreements, and the existence of any claim or cause of action of the Executive against the Company, whether predicated upon the Agreement to which this Appendix A is attached or otherwise, shall not constitute a defense to the enforcement by the Company of any restrictive covenant. The failure of the Company to enforce the covenants of this Appendix A against any other employee shall not constitute a waiver or estoppel defense to the enforcement of the covenants of this Appendix A against Executive. In the event of the breach by Executive of any of the provisions of this Appendix A, the Company shall be entitled, in addition to all other available rights and remedies, to withhold any or all of the amounts agreed to be paid to the Executive in the Agreement to which this Appendix A is attached and the Company shall also be entitled to terminate his employment status and the provision of any benefits and compensation conditioned upon such status, but all of Executive’s obligations under the Agreement to which this Appendix A is attached, and this Appendix A, shall continue in full force and effect. Executive shall not be entitled to any payments pursuant to the Agreement to which this Appendix A is attached during any period in which Executive is violating any of his obligations under this Appendix A. The Company may assign the restrictive covenants set forth in this Appendix A in connection with the acquisition of all or a part of the assets of the Company or any other Company Party, and any such assignee or successor shall be entitled to enforce the rights and remedies set forth in this Appendix A. Executive acknowledges and agrees that the Restricted Period shall be tolled on a day-for-day basis for all periods in which Executive is found to have violated the terms of this Appendix A so that the Company receives the full benefit of the Restricted Period to which Executive has agreed.

(i) Survival. Notwithstanding anything to the contrary set forth herein, the provisions of this Appendix A shall survive the termination or cessation of the Agreement to which this Appendix A is attached or Executive’s employment in accordance with their terms, irrespective of the reason for such termination or cessation. Executive shall disclose the restrictions set forth in this Appendix A to any subsequent employer or potential employer.

(j) Attorney’s Fees. In the event that any dispute between the parties relating to this Appendix A should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.